Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-202789

Final Term Sheet

3.200% Notes due 2021

4.134% Notes due 2025

3.200% Notes due 2021

Issuer:	Ford Motor Credit Company LLC

Trade Date:	November 4, 2015

Settlement Date:	November 9, 2015

Stated Maturity:	January 15, 2021

Principal Amount:	$1,300,000,000

Interest Rate:	3.200%

Benchmark Treasury:	1.375% due October 31, 2020

Benchmark Treasury Yield and Price:	1.634%; 98-24+

Spread to Benchmark Treasury:	+158 basis points

Yield to Maturity:	3.214%

Price to Public:	99.927% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$1,294,501,000 (99.577%)

Interest Payment Dates:	Semi-annually on each January 15 and July 15, beginning July 15, 2016

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC SG Americas Securities, LLC

Co-Managers:	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Commerz Markets LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397 XQ1 / US345397XQ11

4.134% Notes due 2025

Issuer:	Ford Motor Credit Company LLC

Trade Date:	November 4, 2015

Settlement Date:	November 9, 2015

Stated Maturity:	August 4, 2025

Principal Amount:

$700,000,000 (for an aggregate outstanding principal amount of $1,400,000,000, together with the $700,000,000 principal amount of the 4.134% Notes due August 4, 2025 originally issued on August 4, 2015)

Interest Rate:	4.134%

Benchmark Treasury:	2.000% due August 15, 2025

Benchmark Treasury Yield and Price:	2.229%; 98-00

Spread to Benchmark Treasury:	+173 basis points

Yield to Maturity:	3.959%

Price to Public:	101.397% of principal amount, plus accrued interest from August 4, 2015

Dealer’s Commission:	0.450%

Net Proceeds (Before Expenses) to Issuer:	$706,629,000 (100.947%)

Accrued Interest Payable to Issuer:	$7,636,416.67 accrued from and including August 4, 2015 to but excluding anticipated date of settlement, November 9, 2015
Interest Payment Dates:	Semi-annually on each February 4 and August 4, beginning February 4, 2016

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC SG Americas Securities, LLC

Co-Managers:	ANZ Securities, Inc. BNY Mellon Capital Markets, LLC Commerz Markets LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397XL2 / US34597XL24

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Deutsche Bank Securities Inc. at 1-800-503-4611, Goldman, Sachs & Co. at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Morgan Stanley & Co. LLC at 1-866-718-1649 and SG Americas Securities, LLC at 1-855-881-2108.